Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-256623

FINAL TERMS AND CONDITIONS AS OF JUNE 28, 2023 OF
ECOPETROL S.A.

U.S.$300,000,000 8.875% NOTES DUE 2033

U.S.$1,200,000,000 8.625% NOTES DUE 2029

ISSUER:	Ecopetrol S.A.
SECURITY:	8.875% Notes due 2033 (the “Notes due 2033”)	8.625% Notes due 2029 (the “Notes due 2029”)
RANKING:	Senior, unsecured and unsubordinated obligations of the Issuer, ranking pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations that constitute its External Indebtedness (as defined in the prospectus).
PRINCIPAL AMOUNT:	U.S.$300,000,000	U.S.$1,200,000,000
REOPENING OF NOTES DUE 2033	The Notes due 2033 constitute a further issuance of, and will form a single series with, the U.S.$2,000,000,000 8.875% Notes Due 2033 issued on January 13, 2023.	N/A
MATURITY:	January 13, 2033	January 19, 2029
ISSUE PRICE:	99.208% (minus interest accruing from, and including, July 6, 2023 to, but excluding, July 13, 2023, plus accrued interest, if any, from July 6, 2023 if settlement occurs after that date). Interest that will accrue from, and including, July 6, 2023 to, but excluding, July 13, 2023 totals U.S.$517,708.33.	99.993% (plus accrued interest, if any, from July 6, 2023)
INTEREST PAYMENT DATES:	January 13 and July 13, commencing on January 13, 2024.	January 19 and July 19, commencing on January 19, 2024.

COUPON RATE:	8.875%	8.625%
YIELD TO MATURITY:	N/A	8.625%
BENCHMARK TREASURY:	UST 3.375% due May 15, 2033	UST 3.625% due May 31, 2028
BENCHMARK TREASURY SPOT AND YIELD:	97-08 / 3.710%	98-15+ / 3.967%
SPREAD TO BENCHMARK TREASURY:	T+529 bps	T+465.8 bps
REOPENING YIELD:	9.000%	N/A
PRICING DATE:	June 28, 2023
EXPECTED SETTLEMENT DATE:	July 6, 2023 (T+5)
NET PROCEEDS BEFORE EXPENSES:	U.S.$297,106,291.67	U.S.$1,199,916,000
CUSIP/ISIN:	CUSIP: 279158 AS8 ISIN: US279158AS81	CUSIP: 279158 AT6 ISIN: US279158AT64
CLEARING:	DTC / Euroclear / Clearstream
JOINT BOOK-RUNNING MANAGERS:	J.P. Morgan Securities LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.
MINIMUM DENOMINATION:	U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof
GOVERNING LAW:	New York
FORMAT:	SEC Registered
DAY COUNT:	30/360

OPTIONAL REDEMPTION PROVISIONS:

Prior to October 13, 2032, at any time or from time to time, in whole or in part, at the Issuer’s option at a make-whole premium based on Treasury Rate plus 50 basis points.

On or after October 13, 2032, at any time or from time to time, in whole or in part, at the Issuer’s option at par.

Prior to December 19, 2028, at any time or from time to time, in whole or in part, at the Issuer’s option at a make-whole premium based on Treasury Rate plus 50 basis points.

On or after December 19, 2028, at any time or from time to time, in whole or in part, at the Issuer’s option at par.

WITHHOLDING TAX REDEMPTION PROVISIONS:	At any time at the Issuer’s option if the Issuer becomes obligated to pay additional amounts under the Notes due 2033, in whole but not in part, at par.	At any time at the Issuer’s option if the Issuer becomes obligated to pay additional amounts under the Notes due 2029, in whole but not in part, at par.
EXPECTED RATINGS[1]:	Baa3 / BB+ / BB+ (Moody’s / S&P / Fitch)
LISTING AND TRADING:	New York Stock Exchange

1A rating of securities is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Changes from Preliminary Prospectus Supplement:

The first sentence in the cover of the preliminary prospectus supplement will change from “The US$                        % notes due 20   (the “20   Notes”) and the 8.875% notes due 2023 (the “2023 Notes”) (each a “series” and collectively, the “notes”) will constitute our general senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all of our other present and future senior, unsecured and unsubordinated obligations that constitute our External Indebtedness (as defined in the accompanying prospectus)” to “The US$                        % notes due 20   (the “20   Notes”) and the 8.875% notes due 2033 (the “2033 Notes”) (each a “series” and collectively, the “notes”) will constitute our general senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all of our other present and future senior, unsecured and unsubordinated obligations that constitute our External Indebtedness (as defined in the accompanying prospectus)”.

Note (2) in the cover of the preliminary prospectus supplement will change from “(2) Plus accrued interest from, and including, January 13, 2023, to, but excluding, , 2023, the expected settlement date, plus accrued interest, if any, subsequent to , 2023, if settlement occurs after that date” to “(2) Minus interest accruing from, and including, , 2023, to, but excluding, July 13, 2023, in the amount of $                  , plus accrued interest, if any, subsequent to , 2023, if settlement occurs after that date”.

The second sentence in the row titled “Interest Payment Dates” under “The Offering” will change from “For the 2033 Notes: January 13 and July 13 of each year, commencing on July 13, 2023” to “For the 2033 Notes: January 13 and July 13 of each year, commencing on January 13, 2024.”

The first sentence in the second paragraph under the heading “General-The 2023 Notes” will change from “The 2033 Notes will bear interest at the rate per annum shown above from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semiannually on January 13 and July 13 of each year, each of which is referred to in this prospectus supplement as an “interest payment date”, commencing on July 13, 2023 to the persons in whose names the 2033 Notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date” to “The 2033 Notes will bear interest at the rate per annum shown above from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semiannually on January 13 and July 13 of each year, each of which is referred to in this prospectus supplement as an “interest payment date”, commencing on January 13, 2024 to the persons in whose names the 2033 Notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date.”

The information herein supplements the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent inconsistent with the information in the preliminary prospectus supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement.

The Issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Underwriters can arrange to send you the prospectus if you request it by calling or writing J.P. Morgan Securities LLC collect at 1-212-834-4533, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or collect at 1-212-225-5559 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle on July 6, 2023, to specify alternative settlement arrangements to prevent a failed settlement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.